Exhibit 99.1

Media Release Media Contact Angela Solomon Angela.Solomon@capitalone.com

Suni Harford to Join the Capital One Board of Directors

Harford Brings Extensive Banking and Risk Management Experience to the Capital One Board

McLean, VA - February 29, 2024 - Capital One Financial Corporation (NYSE: COF), today announced that seasoned financial services industry executive Suni P. Harford has been appointed to the company’s Board of Directors, effective April 1, 2024. Ms. Harford will stand for election to the Board by Capital One shareholders in May 2024. As a member of the Board, Ms. Harford will serve on the Audit Committee and Risk Committee.

Ms. Harford brings more than 30 years of risk management, compliance, and banking experience as a senior executive at global financial institutions. Most recently, Ms. Harford served as President of UBS Asset Management as well as Chair of UBS Asset Management’s Executive Committee and Risk Committee. While at UBS, Ms. Harford also served as the UBS Group Executive Board Lead for the firm's sustainability and impact efforts. Ms. Harford joined UBS in 2017 as the Head of Investments where she was responsible for the investment teams for traditional asset classes and UBS O’Connor, a multi-strategy hedge fund.

Prior to joining UBS, Ms. Harford worked at Citigroup for almost 25 years, most recently as the Regional Head of Markets for North America. Ms. Harford was also a member of Citibank’s Pension Plan Investment Committee and a director on the board of Citibank Canada.

“I am thrilled to welcome Suni to our Board of Directors," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer of Capital One. “Suni has deep experience in banking, having worked for more than three decades supporting clients in the United States and internationally for some of the largest and most sophisticated institutions.

She has a proven ability to navigate the opportunities and risks in our industry, and brings a can-do attitude and reverence for rigorous and open problem-solving that will be valuable to our Board. I look forward to serving with her for years to come."

Ms. Harford served as a co-chair of the World Economic Forum Global Future Council on Investing and has held seats on the board of several industry associations, including the Depository Trust and Clearing Corporation and the Securities Industry Financial Management Association. She has been named the Chair of the Bob Woodruff Foundation’s Board of Directors. She is also a founding sponsor of Veterans on Wall Street, a coalition of major financial services firms established to support military veterans and their transition into the financial services industry. She is involved in many organizations in this regard and received the Outstanding Civilian Service Award from the US Army for her efforts.

Learn more about Capital One’s Board of Directors on the Investor Relations Web Page.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $348.4 billion in deposits and $478.5 billion in total assets as of December 31, 2023. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

Learn more about Capital One by visiting www.capitalone.com/about/

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